UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2006 (June 9, 2006)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Based on its annual review of director compensation, on June 9, 2006, Chesapeake Energy Corporation’s Board of Directors approved the annual compensation of its non-employee directors effective July 1, 2006 as follows: (1) $50,000 annual retainer to be paid in quarterly installments on the first business day of each calendar quarter; (2) $12,500 and $3,000 payable for each board meeting attended in person and telephonically, respectively, not to exceed $75,000 per year for board meetings attended; and (3) 12,500 restricted shares of Chesapeake’s common stock to be issued on the first business day in July of each year. One-quarter (1/4) of each restricted stock award will vest immediately upon award with the remaining three-quarters (3/4) of the award to vest ratably over the next three years following the date of the award.

In addition, on June 9, 2006, the Compensation Committee of the Board of Directors set the annual base salaries of, and awarded cash bonuses to, Chesapeake’s named executive officers and its chief operating officer, effective July 1, 2006. The base salaries and the cash bonuses, respectively, are as follows: Aubrey K. McClendon $975,000 and $750,000; Marcus C. Rowland $725,000 and $500,000; Steven C. Dixon $725,000 and $500,000; Martha A. Burger $550,000 and $325,000; and Michael A. Johnson $400,000 and $175,000.

On June 9, 2006, at the Company’s annual meeting of shareholders, the Company’s shareholders voted to adopt an amendment to the Long Term Incentive Plan (the “LTIP”). The Amended and Restated LTIP appears as Exhibit A to the definitive proxy statement for the meeting, which was filed with the Securities and Exchange Commission on April 28, 2006. The description of the LTIP under the caption "Plan Features" on pages 10-15 of the proxy statement, a part of the discussion of Voting Item 3—Proposal to Amend Long Term Incentive Plan, is incorporated by reference herein.

Also on June 9, 2006, the Board of Directors approved an amendment to the existing employment agreement between the Company and Aubrey K. McClendon, the chairman and chief executive officer, and authorized the Company to execute and deliver the Fifth Amended and Restated Employment Agreement with Mr. McClendon. A copy of the agreement is filed herewith as Exhibit 10.2.1. The amendments effected include the following:

•	Mr. McClendon is permitted to acquire oil and gas working interests if such interests are incidental to the purchase or ownership of the related surface estate.

•	The minimum base salary provided for in the employment agreement has been increased from $950,000 to $975,000.

•

The requirement for Mr. McClendon to reimburse the Company for one-half of 50% of the salaries and bonuses of employees who are primarily engaged in providing support services, other than secretarial or general administrative services, to Messrs. McClendon and Tom L. Ward, the company’s former president and chief operating officer, for their personal and business activities was amended to (i) remove the reference to Mr. Ward and (ii) to require Mr. McClendon to reimburse 50% of the salaries and bonuses of such employees who provide such services to Mr. McClendon. In addition, Mr. McClendon is required to further reimburse the Company for the amount, if any, by which the aggregate unreimbursed salaries and bonuses of such employees exceed 50% of Mr. McClendon’s base salary for such calendar year. At Mr. McClendon’s salary of $975,000 as of July 1, 2006, Mr. McClendon would be required to reimburse the Company for all such amounts in excess of $487,500.

•

The term of the amended employment agreement is extended to June 30, 2011. However, under both the old and new agreements, unless the Company provides notice otherwise, the agreement automatically extends an additional year on every January 31st.

•

The non-competition provision of the employment agreement will expire six months after Mr. McClendon’s termination rather than six months after the later of Mr. McClendon’s termination or the termination of Mr. McClendon’s participation rights under the Founder Well Participation Program.

•

Upon termination of Mr. McClendon’s employment without cause or upon a change in control, all unvested company matching contributions allocated to Mr. McClendon’s accounts pursuant to the company’s deferred compensation plans will immediately vest. In the event that the Company is unable to comply with these provisions regarding equity compensation, the Company is required to make a lump sum cash payment in lieu of such rights.

•	Acknowledgement that the employment agreement is intended to comply with Section 409A of the Internal Revenue Code.

Section 9 – Financial Statements and Exhibits
Item 9.01 Final Statements and Exhibits

(c)	Exhibits

Exhibit No.	Document Description

10.2.1	Fifth Amended and Restated Employment Agreement dated as of July 1, 2006, between Aubrey K. McClendon and Chesapeake Energy Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION
By:	/s/ Aubrey K. McClendon
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer

Date:	June 15, 2006

EXHIBIT INDEX
Exhibit No.	Document Description

10.2.1	Fifth Amended and Restated Employment Agreement dated as of July 1, 2006, between Aubrey K. McClendon and Chesapeake Energy Corporation.